For Immediate Release:
June 20, 2003
                        HARVEY ELECTRONICS, INC. REPORTS
             SIX MONTH AND SECOND QUARTER RESULTS ENDED MAY 3, 2003

               Gross Profit Margin Increases to 40% in First Half

Lyndhurst, NJ - On June 20, 2003, Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") today announced results for the six months and second quarter of fiscal 2003 ended May 3, 2003. Fiscal 2003 is a fifty-three week year as compared to a fifty-two week year for fiscal 2002. As a result, the first half of fiscal 2003 includes twenty-seven weeks as compared to twenty-six weeks for fiscal 2002. The Company's first quarter of fiscal 2003 included fourteen weeks, as compared to thirteen weeks for the same quarter last year.

The Company's pre-tax income for the twenty-seven weeks ended May 3, 2003 was $612,000 as compared to $801,000 for the twenty-six weeks ended April 27, 2002. Earnings before interest, taxes, depreciation and amortization ("EBITDA") was $1,176,000 for the twenty-seven weeks ended May 3, 2003 as compared to EBITDA of $1,437,000 for the twenty-six weeks ended April 27, 2002. Net income for the twenty-seven weeks ended May 3, 2003 was $372,000 as compared to net income of $481,000 for the twenty-six weeks ended April 27, 2002.

The Company's pre-tax loss for the second quarter of fiscal 2003 was $86,000 as compared to pre-tax income of $161,000 for the same quarter last year. EBITDA for the second quarter of fiscal 2003 was $199,000 as compared to EBITDA of $477,000 for the same quarter last year. The net loss for the second quarter of fiscal 2003 was $49,000 as compared to a net profit of $91,000 for the same quarter last year.

As previously announced, for the six months ended May 3, 2003, net sales aggregated $23.1 million, an increase of $358,000 or approximately 1.6% from the same period last year. It is important to reiterate that the Company's fiscal year for 2003 will include fifty-three weeks and that the first half of fiscal 2003 included twenty-seven weeks as compared to twenty-six weeks for the first half of fiscal 2002.

For the second quarter of fiscal 2003, net sales and comparable store sales, were approximately the same, and aggregated $10.0 million, a decrease of $364,000 or approximately 3.5% from the same quarter last year.

Mr. Franklin Karp, President of Harvey stated, "We believe the Company's sales, pre-tax loss and EBITDA for the second quarter of 2003 were negatively impacted by restrained consumer spending prior to and during the Iraq war as well as extreme winter weather conditions in the Northeast. Despite this, our comparable store sales for the first half were down only slightly, and compared favorably to other reporting consumer electronics specialty retailers in the industry."

Mr. Karp continued, "We are pleased to report that our gross profit margin for the first half, already one of the highest in the industry, increased to 40% from 39.5% for the same period last year."

"We will continue our focus on expanding our custom installation services. This profitable service differentiates our Company from our competitors in the marketplace. Our advertising campaign continues to brand the Harvey name, promoting our strong seventy-six year reputation, our excellent state of the art products and sophisticated custom installation capabilities. Our advertising expenditures will continue, undiminished, for the remainder of the year."

"For the first half of fiscal 2003, our comparable selling, general and administrative expenses increased by only 3.3% or approximately $260,000. In the third and fourth quarters of fiscal 2003, we will continue to diligently control these expenses."

The Company recorded income tax equivalent provisions for the first half of 2003 and 2002 of $240,000 (39.2% effective tax rate) and $320,000 (40% effective tax rate), respectively. It is important to note that the income tax equivalent provisions will not affect the Company's tax liability and does not require the use of cash.

Mr. Karp concluded, "Our comparable sales results for the third quarter to date, have somewhat improved and are now flat with the same quarter to date period last year. We remain optimistic in our outlook for the reminder of the year, as we anticipate consumer demand for new digital video products and related custom installation services to continue unabated."

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend",
"anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

Harvey Electronics is the leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; seven Harvey showrooms and two Bang & Olufsen showrooms. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and our newest Harvey store opened in Eatontown, New Jersey. The Bang & Olufsen branded stores are located in Union Square on 927 Broadway at 21st Street, in Manhattan and in Greenwich, Connecticut at 86 Greenwich Avenue.

Audio/Video International, a well-respected trade publication, has named Harvey Electronics a national "Top ten retailer of the year", four years in a row.

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a plasma flat screen or high-definition television (HDTV), DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

For more information and showroom locations, visit our new website at www.harveyonline.com. For information about Harvey product offerings on eBay, visit www.ebay.com. Search by seller and enter the user ID as harveyelectronics to view all Harvey product offerings.




CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1900, Fax: (212) 709-1952
         Email: mrecca@skycapitalllc.com
o Franklin C. Karp, President, or,
         Joseph J. Calabrese, Executive Vice President & CFO
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660


                           (Financial Table Attached)




Harvey Electronics, Inc. Announces Six Month and Second Quarter Results


                            Harvey Electronics, Inc.
                            Statements Of Operations
                                   (Unaudited)

                                            Twenty-seven Weeks Twenty-six Weeks Thirteen Weeks    Thirteen Weeks
                                                   Ended            Ended            Ended            Ended
                                                   May 3,         April 27,          May 3,         April 27,
                                                    2003            2002              2003             2002
                                            -------------------------------------------------------------------

Net sales                                      $ 23,141,933     $ 22,784,284     $ 10,000,140      $ 10,363,725
Interest and other income                            50,702           21,941           40,160             8,575
                                               ----------------------------------------------------------------
                                                 23,192,635       22,806,225       10,040,300        10,372,300
                                               ----------------------------------------------------------------

Cost of sales                                    13,876,617       13,793,436        6,009,148         6,253,237
Selling, general and administrative expenses      8,528,243        8,043,318        4,028,924         3,876,002
Interest expense                                    175,768          168,414           87,864            82,452
                                               ----------------------------------------------------------------
                                                 22,580,628       22,005,168       10,125,936        10,211,691
                                               ----------------------------------------------------------------

Income (loss) before income taxes (benefit)         612,007          801,057          (85,636)          160,609
Income taxes (benefit)                              240,000          320,000          (37,000)           70,000
                                               ----------------------------------------------------------------
Net income (loss)                                   372,007          481,057          (48,636)           90,609

Preferred Stock dividend requirement                 35,148           37,188           17,574            18,594
                                               ----------------------------------------------------------------
Net income (loss) applicable to Common Stock   $    336,859     $    443,869     ($    66,210)     $     72,015
                                               ================================================================

Net income (loss) per share applicable to common shareholders:

  Basic                                        $       0.10     $       0.14     ($      0.02)     $       0.02
                                               ================================================================
  Diluted                                      $       0.08     $       0.11   (  $      0.02)     $       0.02
                                               ================================================================

Shares used in the calculation of net
 income (loss) per common share:
  Basic                                           3,324,525        3,282,833        3,324,525         3,282,833
                                               ================================================================
  Diluted                                         4,038,287        4,095,114        3,324,525         3,413,349
                                               ================================================================

                            Balance Sheet Information
                                   May 3, 2003
                            (Unaudited)            October 26, 2002
                            -----------            ----------------
Current Assets               $8,081,000              $7,668,000
Current Liabilities           7,856,000               8,268,000
Working Capital                 225,000               (600,000)
Total Assets                 12,124,000              12,151,000